Exhibit 99.1
April 17, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Daryl Bible	Bob Denham
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3031	(336) 733-1475

BB&T reports 1st quarter 2009 net income of $318 million;

Earnings per share total $.48

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) reported today net income for the first quarter of 2009 totaling $318 million and net income available to common shareholders totaling $271 million, or $.48 per diluted common share, compared with $428 million, or $.78 per diluted common share, earned during the first quarter of 2008.

     “Despite the numerous challenges facing the financial services industry, BB&T is intensely focused on effectively managing through the credit cycle and working cooperatively with our clients during this difficult period,” said President and Chief Executive Officer Kelly S. King. “Our overall earnings were relatively strong given the higher loan losses and additional loan loss reserves, and our capital levels and earnings power remain strong. Our pre-tax pre-provision earnings available to common shareholders, excluding securities gains, increased 12.6% in the first quarter compared to the same period last year, a faster pace than last quarter. We continue to benefit from a flight to quality in our markets, as evidenced by record production from our mortgage banking operations and very strong growth in commercial loans and low-cost client deposits.”

     Cash basis performance measures exclude the unamortized balances of intangibles from assets and shareholders’ equity, and exclude the amortization of intangibles and the net amortization of purchase accounting mark-to-market adjustments from earnings. Cash basis diluted earnings per common share were $.51 for the first quarter compared to $.81 earned in the first quarter last year. Cash basis results for the first quarter of 2009 produced annualized returns on average tangible assets and average tangible common shareholders’ equity of .93% and 15.62%, respectively, compared to prior year returns of 1.40% and 24.27%, respectively.

     Results for the first quarter of 2009 include $150 million in securities gains, net of $36 million in other-than-temporary-impairment charges, and a $676 million provision for credit losses. The provision for credit losses exceeded net charge-offs by $288 million and resulted in an increase in the allowance for loan and lease losses as a percentage of loans and leases held for investment to 1.94% at March 31 compared to 1.62% at Dec. 31, 2008.

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Nonperforming Assets and Credit Losses Increase

     “Nonperforming assets and credit losses increased further during the first quarter; however, the increases were generally within the range we expected and reflect aggressive efforts to identify and resolve our problem credits,” said King. “Also, we have seen some improvement in past due loans in certain portfolios. Even so, we expect continued increases in nonperformers in this difficult environment.”

     Nonperforming assets, as a percentage of total assets, increased to 1.92% at March 31, compared to 1.34% at Dec. 31, 2008. Annualized net charge-offs were 1.58% of average loans and leases for the first quarter of 2009, up from 1.29% in the fourth quarter last year. Excluding losses incurred by BB&T’s specialized lending subsidiaries, annualized net charge-offs for the current quarter were 1.31% of average loans and leases compared to 1.06% in the fourth quarter of 2008.

     The provision for credit losses totaled $676 million in the first quarter of 2009, an increase of $453 million compared to the same quarter last year, and exceeded net charge-offs by $288 million. The higher provision increased the allowance for loan and lease losses as a percentage of loans held for investment to 1.94% at March 31, compared to 1.62% at Dec. 31, 2008, and 1.19% at March 31, 2008. The increases in net charge-offs, nonperforming assets and the provision for credit losses were driven by continued deterioration in housing-related credits with the largest concentration of credit issues occurring in Georgia, Florida and metro Washington, D.C.

BB&T Continues to Deploy Treasury Capital Investment

     BB&T has continued to incrementally increase loans during the first quarter of 2009 and will continue to provide incremental lending to qualified borrowers. BB&T has made approximately $1.9 billion in additional loans since receiving the capital investment by the U.S. Treasury last November. Additionally, BB&T paid a dividend of $40 million to the U.S. Treasury in connection with the investment during the first quarter of 2009.

Capital Levels Remain Very Strong; Tangible Common Equity Improves

     BB&T’s regulatory and tangible capital levels at March 31 remain strong. The tangible common equity ratio improved to 5.7% at March 31, compared to 5.3% at Dec. 31, 2008. The tangible common equity to risk weighted assets ratio was 7.1% at both March 31 and Dec. 31, 2008. BB&T’s leverage ratio was 9.4%, compared to 9.9% last quarter. In addition, the Tier 1 risk-based capital and total risk-based capital ratios were 12.1% and 17.1%, respectively, compared to 12.3% and 17.4%, respectively, at Dec. 31, 2008. Excluding the U.S. Treasury’s preferred stock investment from capital, BB&T’s Tier 1 risk-based capital ratio was 9.3% and the total risk-based capital ratio was 14.3%. BB&T’s risk-based capital ratios are significantly higher than an average of its peers and remain well above regulatory standards for well-capitalized banks.

     BB&T’s Board of Directors declared a quarterly cash dividend of $.47 per share during the first quarter of 2009, which represented an increase of 2.2% over the amount declared in the first quarter of 2008.

     “We fully understand how important the dividend is to our shareholders,” said King. “We view our dividend policy as a very significant responsibility. Our Board of Directors will continue to evaluate our dividend policy taking into consideration our responsibilities to all our constituencies. Our dividend decisions will reflect our desire to remain well capitalized in these uncertain economic times and to develop a capital plan that allows us to repay the U.S. Treasury’s capital investment.”

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Balance Sheet Growth Remains Healthy; Client Deposit Growth Strengthens

     Average loans and leases held for investment totaled $97.3 billion for the first quarter of 2009, reflecting an increase of $5.8 billion, or 6.3%, compared to the first quarter of 2008. This increase was led by growth in average commercial loans and leases, which increased $5.1 billion, or 11.2%; average sales finance loans, which increased $311 million, or 5.2%; average revolving credit loans, which increased $165 million, or 10.3%; and growth in average loans originated by BB&T’s specialized lending subsidiaries, which increased $1.3 billion, or 24.5%, compared to the first quarter last year.

     Average deposits totaled $93.9 billion for the first quarter of 2009, an increase of $7.4 billion, or 8.5%, compared to the first quarter last year. The growth rate in average client deposits was very strong at 9.4% compared to the first quarter of 2008 and accelerated to 11.2%, on an annualized basis, compared to the fourth quarter of 2008. This increase included growth in average noninterest-bearing deposits, which increased $1.2 billion, or 9.1% compared to the first quarter of 2008 and 16.2%, on an annualized basis, compared to the fourth quarter of 2008.

BB&T’s Operating Efficiency Improves

     BB&T’s cash basis efficiency ratio for the first quarter of 2009 was 49.8%, an improvement of 100 basis points compared to 50.8% achieved in the first quarter of 2008. The improvement in efficiency was driven by increased revenues, despite significant increases in regulatory charges and pension expense, which were up $28 million and $16 million, respectively, compared to the first quarter of 2008. Regulatory charges increased primarily due to higher FDIC insurance expense, and pension expense increased due to changes in the actuarial calculations and declines in asset values. BB&T also achieved positive operating leverage in the first quarter, continuing the trend from 2008.

Net Interest Income Up 12.7%

     BB&T’s fully taxable equivalent net interest income totaled $1.15 billion for the first quarter, an increase of 12.7% compared to the same quarter of 2008. The net interest margin was 3.57% for the current quarter, up 10 basis points from 3.47% for the fourth quarter of 2008 and up 3 basis points from 3.54% in the first quarter last year. The net interest margin for the fourth quarter of 2008 was reduced by BB&T’s settlement with the Internal Revenue Service related to leveraged lease transactions. The settlement increased fourth quarter net income by $17 million as a result of an $84 million benefit to the tax provision; however, it reduced net interest income by $67 million and reduced the margin by 21 basis points. The decline in the core margin from 3.68% to 3.57% resulted from higher volumes of lower yielding securities partially offset by strong control over funding and deposit costs.

Noninterest Income Increases 21% on Record Mortgage Banking Results

     Noninterest income, excluding securities gains and losses, increased $153 million, or 21.0%, during the first quarter of 2009 compared to 2008. These increases reflect record performance from BB&T’s mortgage banking operations during the quarter. Mortgage-related revenues totaled $188 million for the first quarter of 2009, an increase of 218.6% compared to the first quarter of 2008. This increase includes the net change in the mortgage servicing rights valuation, which resulted in an increase of $30 million compared to the first quarter of 2008, as a result of the mortgage servicing rights hedge outperforming the decline in the value of the asset. Excluding the impact of this item, mortgage banking income increased $99 million, or 162.3%, compared to the same period last year. The growth in mortgage banking income is primarily attributable to record production revenues from residential mortgage banking operations, including $7.4 billion in mortgage loan originations during the first quarter of 2009, which was more than double the $3.6 billion of originations in the fourth quarter of 2008. The increase in mortgage originations reflects continued benefits from the consumers’ “flight to quality” to BB&T.

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     In addition, insurance income increased $40 million, or 18.9%, compared to the first quarter of 2008. The increase in insurance income was primarily the result of growth in property and casualty and employee benefit commissions, including growth from acquisitions. Other noninterest income declined $25 million compared to the amount earned in the same quarter last year. This decrease primarily resulted from the $33 million gain recorded in the first quarter of 2008 in connection with BB&T’s ownership interest in Visa, Inc.

     At March 31, BB&T had $143.4 billion in assets and operated 1,504 banking offices in the Carolinas, Virginia, West Virginia, Kentucky, Georgia, Maryland, Tennessee, Florida, Alabama, Indiana and Washington, D.C. BB&T’s common stock is traded on the New York Stock Exchange under the trading symbol BBT.

     For additional information about BB&T’s financial performance, company news, products and services, please visit our Web site at www.BBT.com.

Earnings Webcast

     To hear a live webcast of BB&T’s first quarter 2009 earnings conference call at 11:00 a.m. (EDT) today, please visit our Web site at www.BBT.com. Replays of the conference call will be available through our Web site until Friday, May 1, or by dialing 1-888-203-1112 plus access code 6794434 until Friday, April 24.

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Risk-based capital ratios are preliminary.

     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance. BB&T’s non-GAAP measures adjust GAAP performance measures to exclude the amortization of intangibles and purchase accounting mark-to-market adjustments. BB&T’s management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of BB&T’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

     This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this press release.